Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-196196 on Form S-4 of our reports dated February 28, 2014, relating to the consolidated financial statements and financial statement schedule of PHI, Inc., and the effectiveness of PHI, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of PHI, Inc. for the year ended December 31, 2013, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

New Orleans, Louisiana

July 11, 2014